Exhibit 5.1

November 23, 2010

C&D Technologies, Inc.

1400 Union Meeting Road

Blue Bell, Pennsylvania 19422

Re: Securities Being Registered under Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-4 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by C&D Technologies, Inc., a Delaware corporation (the “Company”) to exchange up to 503,078,979 shares of common stock, par value $0.01 (the “Exchange Securities”) for its outstanding 5.25% Convertible Senior Notes due 2025 and 5.50% Convertible Senior Notes due 2026 (the “Securities”), including accrued and unpaid interest thereon, in accordance with the terms and conditions of the exchange offer (as described in the Registration Statement).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion expressed below is limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Based on the foregoing, we are of the opinion that the Exchange Securities, upon issuance and delivery in accordance with the terms of the exchange offer (as described in the Registration Statement) against receipt of the Securities surrendered in exchange therefor in accordance with the terms of such exchange offer, will be validly issued, fully paid and non-assessable.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

Goodwin Procter LLP